SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	61-1488595
(State of incorporation or organization)	(I.R.S. Employer I.D. No.)

10344 Sam Houston Park Drive, Suite 300
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Rights to Purchase Preferred Stock	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this Form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), hereby supplements its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission on April 30, 2020, as follows:
Item 1. Description of Registrant's Securities to be Registered.
On August 4, 2020 in connection with the closing of its offer to exchange its 6.250% Senior Notes due 2021 for newly issued 9.00% Convertible Senior Secured Notes due 2025 (the “New Notes”), the Company entered into an amendment (the “Rights Plan Amendment”) to that certain Rights Agreement, dated April 29, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”). Pursuant to the Rights Plan Amendment, none of MacKay Shields LLC or DDJ Capital Management, LLC (the “Specified Holders”) nor any of their affiliates will be subject to the Rights Agreement as an Acquiring Person (as defined therein) so long as such Specified Holder, together with its affiliates, does not become the beneficial owner of 20% or more of the shares of the Company’s outstanding common stock, calculated as set forth in the Rights Plan Amendment, or does not take action resulting in a 13D Event (as defined in the Rights Plan Amendment), as further described and subject to the terms set forth in the Rights Plan Amendment. Additionally, the Rights Plan Amendment provides that no holder of the New Notes will be subject to the Rights Agreement as an Acquiring Person if such holder becomes the beneficial owner of 20% or more of the shares of the Company’s outstanding common stock, but notwithstanding their beneficial ownership would otherwise be entitled to file a Schedule 13G and such holder delivers to the Company a 13G Certification (as defined in the Rights Plan Amendment).
Copies of the Rights Agreement and Rights Plan Amendment have been filed with the Securities and Exchange Commission as exhibits to this Registration Statement on Form 8-A. This summary description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Rights Plan Amendment, which are incorporated herein by reference.
Item 2. Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title or Description
1
Rights Agreement dated as of April 29, 2020 between Forum Energy Technologies, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 29, 2020 (File No. 001-35504).) Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement).

2
Amendment to Rights Agreement dated as of August 4, 2020 between Forum Energy Technologies, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 5, 2020 (File No. 001-35504).)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2020	FORUM ENERGY TECHNOLOGIES, INC.
/s/ John C. Ivascu
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary